SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (this "Agreement") dated as of January 12, 2006, by and among Green Mountain Capital Inc., a Nevada corporation ("Public Company"), Internet Telecommunications Plc, an English corporation ("Private Company"), Steve Bingaman, on behalf of himself and his affiliates ("SB"), and the stockholders of Private Company (the "ITP Stockholders").

RECITALS:

A. Private Company and Public Company have determined that it is for the benefit of each of them and their respective stockholders that Private Company be acquired by, and thereby become a wholly-owned subsidiary of, Public Company.

B. The parties hereto desire that such acquisition be accomplished by a share exchange between the ITP Stockholders, who in the aggregate own all of the outstanding and issued shares of Private Company's capital stock (the "ITP Shares"), and Public Company, as follows: Pursuant to the terms and conditions of this Agreement, the ITP Stockholders shall exchange the ITP Shares for newly issued restricted shares of common stock of Public Company in an amount representing 22.5 million of the issued and outstanding shares of Public Company's common stock and 3.2 million Warrants exercisable at $1.00 per share and expiring January 10, 2011. It is intended that the shares to be issued by Public Company pursuant hereto will be issued to the ITP Stockholders under Sections 4(2) and/or 3(b) of the Securities Act of 1933, as amended (the "Securities Act") and/or Regulations S and D thereunder, and shall not be registered under the Securities Act or any other relevant laws or regulations.

C. As a condition to the share exchange contemplated herein, SB and other parties, including without limitation, Public Company, shall invest an aggregate of Three Million and 00/100 ($3,000,000) Dollars less all amounts previously loaned to Private Company and less financing cost of up to 13% in Public Company, as more fully set forth herein.

D. Following the consummation of the share exchange contemplated herein, there shall be 45,899,089 issued and outstanding shares and 5,300,000 Warrants in the Public Company, of which 22,500,000 of the issued and outstanding shares and 3.2 million Warrants of Public Company will be owned by the ITP Stockholders, and the ITP Stockholders and the Public Company further agree to terms and conditions set forth herein in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below:

(a) "Action" means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

(c) "Business Day" means a day on which banks are open for business in the state of New York.

(d) "Claims" means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e) "Closing" has the meaning given to such term in Section 3.1.

(f) "Closing Date" has the meaning given to such term in Section 3.1.

(g) "Contract" means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(h) "Encumbrances" means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

(i) "End Date" has the meaning given to such term in Section 3.1.

(j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k) "Exchange Shares" has the meaning given to such term in Section 2.1.

(l) "Funds" shall mean Three million and 00/100 ($3,000,000) Dollars

(m) "GAAP" means United States generally accepted accounting principles.

(n) "Governmental Authority" means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(o) "Indebtedness" of any Person means (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(p) "Laws" means all federal, state, local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(q) "Leased Real Property" means any real property leased or subleased.

(r) "Liabilities" means any and all Indebtedness, debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(s) "Material Adverse Effect" means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy affecting such Person, (2) that is generally applicable in the relevant securities markets,

(3) generally affecting the industry in which such Person operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(t) "Person" means an individual or an entity, including, without limitation, a partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

(u) "Required Consents" means, with respect to either Private Company or Public Company, as the case may be, (1) each consent or novation with respect to any Contract to which Private Company or Public Company, as the case may be, is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(v) "Securities Act" means the Securities Act of 1933, as amended.

(w) "SEC" means the Securities and Exchange Commission.

(x) "ITP Shares" has the meaning given to such terms in the Recitals.

(y) "Tax" means any taxes imposed by an Governmental Authority, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Internal Revenue Code, as amended), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, stamp duty, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(z) "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

1.2 References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part

of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
SHARE EXCHANGE

2.1 Share Exchange. Subject to the terms and conditions stated herein, at the Closing:

(a) each ITP Stockholder shall assign, transfer, convey, and deliver to Public Company such ITP Stockholder's respective ITP Shares and any and all rights in such shares to which such ITP Stockholder is entitled, and by doing so will be deemed to have assigned all of such ITP Stockholder's respective right, title and interest in and to all such ITP Shares to Public Company; and

(b) in exchange for the ITP Shares, Public Company shall issue to the ITP Stockholders, and the ITP Stockholders shall accept and acquire from Public Company, pro rata based on the ITP Stockholders' respective interest in Private Company, an aggregate of 22.5 million shares of newly issued shares of the common stock of Public Company (the "Exchange Shares"). For avoidance of doubt, Public Company will not be required to consummate such share exchange unless all, and not less than all, of the ITP Shares are transferred and assigned pursuant to the foregoing. and

(c) Public Company shall issue to the ITP Shareholders an aggregate of 3.2 million Warrants (each, a "Warrant"), each of which shall be for the purchase of one (1) share of common stock of the Public Company at a purchase price of $1.00, exercisable prior to January 10, 2011.

2.2 Financing.

(a) SB has invested or shall cause an investment in Public Company of an aggregate of $3,000,000. At Closing, SB shall cause $3,000,000 less any expenses related thereto to be remitted to the Public Company less financing costs of up to 13% in Public Company less the re-imbursement of Eight Hundred and Seventy-Five Thousand ($875,000) Dollars for loans previously advanced to Private Company. The net proceeds of the Funds shall be used by Public Company as follows: Ninety (90%) Percent shall be available to Private Company for working capital and investment purposes, at the discretion of the Public Company's Board of Directors; Ten (10%) Percent shall be retained by Public Company for the payment of its own costs and

expenses.

ARTICLE III
CLOSING

3.1 Date and Location of the Closing. Unless this Agreement shall have been terminated pursuant to Article IX, the closing (the "Closing") of the transactions contemplated hereunder shall take place at an office to be designated on or as promptly as practicable following satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2, or at such other time and place as is mutually agreed in writing by the parties hereto. The date of the Closing is referred to herein as the "Closing Date."

3.2 Deliveries. At the Closing,

(a) Private Company and the ITP Stockholders shall deliver to Public Company the following:

(i) either (1) stock certificates evidencing all the ITP Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, signature medallion guaranteed, in proper form for transfer to Public Company, or (2) if stock certificates evidencing any of the ITP Shares have never been issued, a transfer undertaking of their rights to the ITP Shares, duly executed, accompanied by Stock Transfer Form duly executed and in proper form for deposit with the United Kingdom's Companies House;

(ii) any documentary evidence of the due recordation in Private Company's share register of Public Company's full and unrestricted title to all of the ITP Shares;

(iii) such other documents as may be required under applicable law or requested by Public Company, including without limitation, audited financial statements of the Private Company as required pursuant to the rules and regulations of the SEC and any Required Consents; and

(iv) the various certificates, instruments, and documents referred to in Section 8.2 below.

(b) Public Company shall deliver to the ITP Stockholders:

(i) certificates evidencing the Exchange Shares to which the ITP Stockholders are entitled to hereunder;

(ii) such other documents as may be required under applicable law or requested by Public Company, including without limitation, any Required Consents; and

(iii) the various certificates, instruments, and documents referred to in Section 8.1 below.

(c) The Public Company shall have received the balance of the Funds by wire transfer of immediately available funds.

(d) The Exchange Shares issued upon the surrender for exchange of the ITP Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights of the ITP Stockholders pertaining to such shares.

3.3 Wholly-Owned Subsidiary. At and after the Closing, the share exchange contemplated hereby will have the effects set forth in this Agreement, and Private Company shall become a wholly-owned subsidiary of Public Company.

3.4 Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear the following legend, including without limitation, any legend required by the laws of the jurisdiction in which the Stockholders reside, and any legend required by any applicable law, including without limitation, any legend that will be useful to aid compliance with Regulations D or S or other regulations adopted by the SEC under the Securities Act:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT."

"THE SHARES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT")) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SHARES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRIVATE COMPANY

As an inducement to Public Company to enter into this Agreement and to consummate the transactions contemplated herein, Private Company and the ITP Stockholders represent and warrant, jointly and severally, as of the date of this Agreement and as of the Closing Date, to Public Company as follows:

4.1 Organization. Private Company is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales. Private Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

4.2 Capital Structure.

(a) Private Company's authorized capital stock consists of 50,000 shares of common stock. The ITP Stockholders collectively own all of the issued and outstanding shares of Private Company beneficially and of record, free and clear of any Encumbrances. There will, as of the Closing, be no shares of capital stock of Private Company issued or outstanding other than the ITP Shares. No Person other than the ITP Stockholders own, legally or beneficially, any capital stock of Private Company. As of the Closing, the ITP Stockholders shall have the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the ITP Shares to Public Company. Upon delivery to Public Company of the certificates representing the ITP Shares at the Closing, Public Company will acquire good and valid title to such shares, free and clear of any Encumbrances.

(b) All of the ITP Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of Private Company, (b) restricting the transfer of any shares of capital stock of Private Company, or (c) relating to the voting of any shares of capital stock of Private Company. As of the Closing, there shall be no issued or outstanding Indebtedness of Private Company. No Person has the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Private Company may vote.

(c) The offer and sale of the ITP Shares to the ITP Stockholders was done in compliance with all applicable Laws.

4.3 Corporate Power and Authority. Private Company has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the

transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Private Company and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Private Company and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Private Company and no other corporate action or corporate proceeding on the part of Private Company is necessary to authorize the execution, delivery, and performance by Private Company of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Private Company and constitutes the legal, valid and binding obligation of Private Company, enforceable against it in accordance with its terms.

4.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Private Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a) conflict with, or result in a breach of any provision of, the organizational documents of Private Company;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Private Company or the ITP Shares under any of the terms, conditions or provisions of (1) the organizational documents of Private Company, (2) any Contract to which Private Company is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which Private Company is subject or to which any of its properties or assets may be subject;

(c) require any Required Consent; or

(d) violate any order, writ, or injunction, or any decree, or Law applicable to Private Company or any of its properties or assets.

4.5 No Material Adverse Effect. (a) Private Company has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of Private Company, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom Private Company have business relations, (b) no Material Adverse Effect on Private Company has

occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the ability of ITP Stockholders or Private Company to timely consummate the transactions contemplated hereby.

4.6 Contracts. Prior to Closing Private Company shall have made available to Public Company correct and complete copies of all Contracts which the Public Company considers material to its business and operations, with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding, and enforceable against Private Company and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Private Company is not in default under or in breach of or is, or as of the Closing will be, otherwise materially delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default. Each of the other parties thereto has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default. There are no disputes pending or threatened in writing with respect to any such Contracts. Neither Private Company nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and Private Company has not given notice or received notice to such effect. All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

4.7 Liabilities. Except for (i) 300,000 British pounds owed to Cape Management Limited, half of which is due February 1, 2006 and the balance on May 1, 2006, (ii) $300,000 due on October 12, 2006 to Public Company and (iii) $150,000 owed to Asset Growth Partners & Co, LLC which is past due, Private Company has no Indebtedness.

4.8 Litigation. There is no Action pending or threatened against Private Company, or any executive officer or director thereof that (a) relates to Private Company, its assets, or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of Private Company to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Private Company.

4.9 Taxes. Private Company has (a) duly and timely filed all Tax Returns relating to Private Company that it was required to file (taking into account any extensions of the filing deadlines which have been validly granted) and (b) paid all Taxes that are shown thereon as owing or that are otherwise due and payable by it. Such filed Tax Returns are true, correct and complete in all material respects.

4.10 Compliance with Law. Private Company and each of the officers,

directors, employees and agents of Private Company has complied in all respects with all Laws applicable to Private Company and its products and operations. Private Company has not received any notice from any Governmental Authority that Private Company has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

4.11 Environmental Matters. Private Company is in compliance with, and has at all times complied with, all applicable environmental Laws, including, without limitation, Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), and there are no facts, circumstances or conditions, including requirements of current environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under United Kingdom Accounting Standards, as consistently applied.

4.12 Permits; Compliance. Private Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the "Permits"). Each Permit is valid and in full force and effect. Private Company is in compliance with the terms of all such Permits. There is no Action pending, or, to Private Company's knowledge, threatened, regarding any of the Permits and each such Permit is in full force and effect. Private Company is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

4.13 Employment Matters.

(a) Private Company is in possession of a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Private Company, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan.

(b) Private Company has complied in all respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Private Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(c) Private Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract.

(d) Private Company does not, and never has had, any employee benefit plans, including, without limitations, "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA").

4.14 Assets. Private Company has previously disclosed all assets to Public Company, and declares that these are sufficient for the conduct of the Private Company's business. Private Company has good and marketable title to all of its assets, free and clear of all Encumbrances.

4.15 Real Property.

(a) Private Company has previously disclosed to Public Company a complete and accurate list of all real property that is, as of the date hereof, and will be as of the Closing, owned, leased, or subleased to Private Company. Private Company has provided Public Company with true and correct copies of all leases for the leased real property.

(b) Each Real Property Lease is and will be at the Closing valid, binding and enforceable against Private Company and, to the knowledge of Private Company, the other parties thereto in accordance with its terms, and is in full force and effect.

(c) As of the Closing, Private Company will not be in default under, in breach of or otherwise delinquent in performance under any Real Property Lease and, no event has occurred, or as of the Closing will occur, which, with due notice or lapse of time, or both, would constitute such a default.

(d) There are no leases or subleases to which Private Company will be a party or bound at Closing, as lessor, and third parties, as lessees, with respect to any of the real property, except as disclosed.

(e) There does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property.

(f) The current use and occupancy of the Leased Real Property and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Leased Real Property.

4.16 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(1) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(2) "Registered Intellectual Property" means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(3) "ITP Intellectual Property" shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to Private Company.

(b) No ITP Intellectual Property or product or service of Private Company is subject to any Action or Claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Private Company, or which may affect the validity, use or enforceability of such ITP Intellectual Property.

(c) Private Company has previously disclosed to Public Company a complete and accurate list of all the ITP Intellectual Property. Each item of the ITP Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such ITP Intellectual Property have been filed

with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such ITP Intellectual Property.

(d) Private Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each item of the ITP Intellectual Property free and clear of any Encumbrances.

(e) Private Company has previously disclosed to Public Company all Contracts pursuant to which a Person has licensed or transferred any intellectual property to Private Company. All Contracts relating to Private Company's intellectual property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. Private Company is in compliance with, and has not breached any term of such Contracts and, to the knowledge of Private Company, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing, Public Company will be permitted to exercise all the rights of Private Company under such Contracts to the same extent Private Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Private Company would otherwise be required to pay.

(f) Private Company has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice. Private Company has not received notice from any third party that the operation of the business of Private Company, or any act, product or service of Private Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. No Person has infringed or misappropriated or is infringing or misappropriating any ITP Intellectual Property.

4.17 Brokers, Finders, etc. Private Company is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, except for Persons previously disclosed.

4.18 Full Disclosure. No representation or warranty of Private Company or any ITP Stockholder in this Agreement or in any other agreement or instrument executed and delivered in connection with the share exchange contemplated herein omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Private Company or any ITP Stockholder that has specific application to Private Company or to an ITP Stockholder that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Private Company.

ARTICLE V
ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF THE ITP STOCKHOLDERS

As an inducement to Public Company to enter into this Agreement and to consummate the transactions contemplated herein, the ITP Stockholders represent and warrant, severally and jointly, as of the date of this Agreement and as of the Closing Date, to Public Company as follows:

5.1 Authority. The ITP Stockholders have the right, power, authority and capacity to execute and deliver this Agreement to which it is or will become a party, to consummate the Exchange and the other transactions contemplated hereby and thereby and to perform its respective obligations under this Agreement to which he is or will become a party. Any of the ITP Stockholders that is an entity has has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each ITP Stockholder and is enforceable against such ITP Stockholder in accordance with the terms hereof. Each ITP Stockholder has all authorizations and consents necessary for the execution and delivery of this Agreement, and for the performance of its obligations hereunder. This Agreement constitutes the legal, valid and binding obligations of the ITP Stockholders, enforceable against each of them in accordance with the terms hereof.

5.2 Ownership. Each ITP Stockholder has, and at the Closing will have, (i) good and marketable title to such ITP Stockholder's respective ITP Shares, free and clear of all Encumbrances, and (ii) full legal right and power to sell, transfer and deliver such ITP Shares to Public Company in accordance with this Agreement. The ITP Shares are the only securities of Private Company held by the ITP Stockholders. Upon delivery of the ITP Shares to be exchanged to Public Company in accordance with this Agreement, Public Company will receive good and marketable title to all the ITP Shares, free and clear of all Encumbrances.

5.3 No Conflict. None of the execution, delivery or performance of this Agreement to which any of the ITP Stockholders is or will become a party, and the consummation of the Exchange by such Stockholder conflicts or will conflict with or results or will result in any breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon, any of its properties or assets pursuant to (i) the terms of any Contract to which he is a party or by which he is bound or to which any of its properties is subject, which conflict, breach, violation or default would adversely affect the Stockholder's ability to perform its obligations hereunder; (ii) any statute, rule or regulation of any Governmental Authority having jurisdiction over him or any of his activities or properties; or

(iv) the terms of any order of any arbitrator or any Governmental Authority having such jurisdiction.

5.4 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other Person is required for the consummation by the Private Company or any of the ITP Stockholders of any of the transactions on its part contemplated under this Agreement.

5.5 Agreements Regarding ITP Shares. There are no voting trusts or other Contracts or understandings to which any of the ITP Stockholders is a party with respect to the transfer, Encumbrance, voting or registration of any the ITP Shares and there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Private Company.

5.6 Investment. The ITP Stockholders are acquiring the Exchange Shares for investment, for such Stockholder's own account and not with a view to distribution. The ITP Stockholders acknowledge that the Exchange Shares delivered pursuant to the Exchange will not be registered under the Securities Act and may only be transferred if the shares are eventually registered or if an applicable exemption exists for the transfer under securities Laws. The ITP Stockholders understand and acknowledge that the offering of the Exchange Shares pursuant to this Agreement is made on the basis of an exemption from registration and that Public Company's reliance upon such exemption is predicated upon such Stockholder's representations as set forth in this Agreement.

5.7 Experience; Representations. Each of the ITP Stockholders represent that: (a) such ITP Stockholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his prospective investment in the Exchange Shares; (b) such ITP Stockholder has received all the information he has requested from Public Company and considers necessary or appropriate for deciding whether to obtain the Exchange Shares; (c) such ITP Stockholder is aware that no Federal or State agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement of the Exchange Shares; and (d) such ITP Stockholder has received no representation or warranty from the Public Company or any of its officers, directors, employees or agents in respect of the ITP Stockholder's investment in the Public Company.

5.8 Advertising. The ITP Stockholder is not acquiring the Exchange Shares as a result of or subsequent to: (a) any advertisement, article, notice or other communication published in any newspaper magazine or similar media or broadcast over television, radio or the Internet; or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

5.9 Information. The ITP Stockholder has had full opportunity to ask questions and to receive satisfactory answers concerning the Public Company and other matters pertaining to the investment and all such questions have been answered to the ITP Stockholder's full satisfaction.

5.10 SEC Documents. The ITP Stockholder has reviewed all of the reports, schedules, forms, statements and other documents required to be filed by the Public Company and such Stockholder has been provided an opportunity to obtain any additional information concerning the Public Company and all other information.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

6.1 Public Company's Representations and Warranties. As an inducement to the ITP Stockholders and Private Company to enter into this Agreement and to consummate the transactions contemplated herein, Public Company represents and warrants, as of the date of this Agreement and as of the Closing Date, to the ITP Stockholders and Private Company as follows:

(a) Organization. Public Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Public Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

(b) Corporate Power and Authority. Public Company has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Public Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Public Company is necessary to authorize the execution, delivery, and performance by Public Company of this Agreement and the consummation by Public Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Public Company and constitutes the legal, valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms.

(c) Conflicts: Consents and Approvals. Neither the execution and delivery by the Public Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(1) conflict with, or result in a breach of any provision of, the organizational documents of Public Company;

(2) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise

to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Public Company or the Exchange Shares under any of the terms, conditions or provisions of (A) the organizational documents of Public Company, (B) any Contract to which Public Company is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (C) any permit, registration, approval, license or other authorization or filing to which Public Company is subject or to which any of its properties or assets may be subject;

(3) require any action, consent or approval of any non-governmental third party;

(4) violate any order, writ, or injunction, or any material decree, or material Law applicable to Public Company or any of its, business, properties, or assets; or

(5) require any action, consent or approval of, or review by, or registration or filing by Public Company with any Governmental Authority, other than the filing by the Public Company of a Current Report on Form 8-K within four business days after Closing.

(d) Exchange Shares. The Exchange Shares shall constitute 22.5 million shares of the issued and outstanding shares of the common stock as of the Closing Date. As of the Closing, all of the Exchange Shares shall be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the ITP Stockholders of the certificates representing the Exchange Shares at the Closing, the ITP Stockholders will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(e) No Material Adverse Effect. (1) Public Company has (A) maintained its books and records in accordance with past accounting practice, and (B) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of Public Company, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom Public Company have business relations, (2) no Material Adverse Effect on Public Company has occurred, and (3) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of Public Company to timely consummate the transactions contemplated hereby.

6.2 Representations by Public Company. As an inducement to the ITP Stockholders and Private Company to enter into this Agreement and to consummate the transactions contemplated herein, Public Company represents and warrants, as of the date of this Agreement and as of the Closing Date, to the ITP Stockholders and Private Company as follows:

(a) Liabilities. Public Company has no Liabilities other than those disclosed in Exhibit A.

(b) Balance Sheet. Attached hereto in Exhibit B is a true and correct copy of the balance sheet of Public Company as of December 31, 2005 and a post-closing balance sheet, and fairly represents the financial position of Public Company for the period specified therein.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

7.1 Due Diligence. From the date hereof until the Closing (the "Due Diligence Period"), except to the extent prohibited by applicable Law, Public Company, on one hand, and the ITP Stockholders and Private Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at the other's sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Public Company, Private Company, and the ITP Stockholders shall reasonably cooperate with any such investigations. No investigation by a party or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

7.2 Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of Public Company or Private Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the

materials provided.

7.3 Conduct of Business. From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, each of Private Company and Public Company shall:

(a) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

(b) not knowingly take any action that would cause the representations and warranties contained herein to be untrue in any respect.

(c) not amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(d) not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual or constructive distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities, other than the 1000 to 1 reverse stock split to be undertaken by the Public Company;

(e) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f) not create or form any subsidiary;

(g) not incur or assume any Liability in excess of $100,000 except that Private Company may incur or assume a Liability in excess of $100,000 upon the prior written approval of Public Company;

(h) not (1) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (2) make any loans, advances or capital contributions to or investments in any other Person; nor (3) pledge or otherwise Encumber shares of its capital stock;

(i) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate or that are otherwise material to it other than sales of its products in the ordinary course of business;

(j) not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way outside normal operating procedures;

7.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, and to consummate the transactions contemplated hereby.

7.5 Further Assurances. From time to time whether before, at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

7.6 No-Shop. From the date hereof until earlier of the Closing Date or the date of the termination of this Agreement in accordance with the terms hereof, neither Private Company nor any of its stockholders, officers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below). As used herein, "Acquisition Proposal" means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, Private Company or any other similar transaction or business combination involving the same. Private Company shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

7.7 Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such

notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

7.8 Cooperation with Respect to Financial Reporting. After the date of this Agreement, the ITP Stockholders and Private Company shall reasonably cooperate with Public Company in connection with Public Company's preparation of financial statements and other information as required for Public Company's filings with the SEC under the Exchange Act, including, without limitation, Public Company's Current Report on Form 8-K that is to be filed with the SEC pursuant to the Exchange Act in connection with the Closing.

7.9 Release of Claims By the ITP Stockholders. In consideration of the transactions contemplated hereby, as of the Closing, the ITP Stockholders and their respective shareholders, directors, officers, representatives, heirs, executors, successors and assigns (the "Waiving Parties"), release, waive and forever discharge, in all capacities, including as stockholders of Private Company, from and after the Closing any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against Private Company and its officers, directors, employees or agents in connection with or arising out of any act or omission of Private Company or its officers, directors, employees, advisers or agents, in such capacity, at or prior to the Closing; provided, however, that nothing in this Section 7.9 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement.

7.10 Post-Closing Filings. As soon as practicable following the Closing, Public Company shall cause the share exchange contemplated hereunder to be memorialized and disclosed by making all filings or recordings required under applicable law. The ITP Stockholders hereby covenant and agree to aid Public Company, as specifically requested by Public Company, in preparing and making such filings or recordings, at Public Company's expense.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to the ITP Stockholders' and Private Company's Obligations to Close. All obligations of the ITP Stockholders and Private Company to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a) All representations and warranties of Public Company contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

(b) Since the date hereof, there shall not have been any Material

Adverse Effect with respect to Public Company; and

(c) Prior to or at the Closing, Public Company shall have delivered to the ITP Stockholders the items to be delivered pursuant to Section 3.2(b).

(d) Public Company shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

(e) The ITP Stockholders and Private Company shall have completed to their reasonable satisfaction their business and legal due diligence investigation of Public Company, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in the ITP Stockholders' reasonable discretion, may adversely affect the value or prospects of Public Company or that may expose Public Company to any liability not heretofore fully disclosed to the ITP Stockholders;

(f) Public Company shall have prepared historical financial statements and other information required to be filed pursuant to the Exchange Act with the SEC by Public Company on its Current Report on Form 8-K in connection with the Closing; and

(g) SB shall have fulfilled its payment obligations under clauses 2.2 on Closing.

8.2 Conditions to Public Company's Obligations to Close. All obligations of Public Company to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a) All representations and warranties of the ITP Stockholders and Private Company contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

(b) Since the date hereof, there shall not have been any Material Adverse Effect with respect to Private Company;

(c) Prior to or at the Closing, the ITP Stockholders and Private Company shall have delivered to Public Company the items to be delivered pursuant to Section 3.2(a);

(d) The ITP Stockholders and Private Company shall have performed in all respects each obligation and agreement to be performed by them, and shall have complied

in all respects with each covenant required by this Agreement to be performed or complied with by them at or prior to the Closing;

(e) Public Company shall have received any agreements, instruments, certificates and any other documentation requested; and

(f) Private Company shall have prepared and delivered historical financial statements and other information required to be filed pursuant to the Exchange Act with the SEC by Public Company on its Current Report on Form 8-K in connection with the Closing. In connection therewith, promptly after the execution and delivery of this Agreement, Public Company shall instruct its independent auditors to prepare and audit the financial statements of Private Company and such other information as may be required in order for Public Company to consummate the Share Exchange.

Notwithstanding anything contained in this Agreement to the contrary, Public Company shall not be required to consummate the transactions contemplated by this Agreement until and unless the audited financial statements comply with all applicable rules and regulations of the SEC and Public Company has received the necessary consent from its independent auditors with respect thereto.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a) by mutual written consent of Public Company and the ITP Stockholders;

(b) by Public Company or by the ITP Stockholders, if the Closing shall not have been consummated within 90 days from the date hereof; provided that the right to terminate this Agreement under this Section 9.1 shall not be available to a party if such party's or such party's Affiliate's willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated within 90 days from the date hereof;

(c) by Public Company or by the ITP Stockholders, if its due diligence investigation indicates that any of the information provided for in the Agreement or in any of the information provided by the other party is inaccurate, incomplete or untrue in any way, or if such due diligence investigation reveals any facts, circumstances, liabilities or conditions that, in such party's discretion, may adversely affect the value or prospects of the other party or that may expose the other party to any liability not heretofore fully disclosed; or

(d) by any party, if there shall be in effect a final, non-appealable order of a

court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

9.2 Termination Procedure. Written notice of any termination (Termination Notice") pursuant to this Article IX shall be given by the party electing termination of this Agreement (Terminating Party") to the other parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party's receipt of Termination Notice.

9.3 Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except as provided for in Sections 2.2 and 7.2. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder. If it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

ARTICLE X
INDEMNIFICATION; SURVIVAL

10.1 Indemnification by Private Company and the ITP Stockholders. Private Company and the ITP Stockholders, jointly and severally, shall indemnify and hold harmless Public Company and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "Public Company Indemnified Parties"), and shall reimburse the Public Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of Private Company or the ITP Stockholders in this Agreement or in any certificate or document delivered by Private Company or the ITP Stockholders pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by Private Company or the ITP Stockholders to perform or comply with any agreement, covenant or

obligation in this Agreement or in any certificate or document delivered by Private Company or the ITP Stockholders pursuant to this Agreement to be performed by or complied with by Private Company or the ITP Stockholders.

10.2 Indemnification by Public Company. Public Company shall indemnify and hold harmless Private Company, the ITP Stockholders, and their Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "Private Company Indemnified Parties"), and shall reimburse the Private Company Indemnified Parties for, any Damages, arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of Public Company in this Agreement or in any certificate or document delivered by Public Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by Public Company to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by Public Company pursuant to this Agreement to be performed by or complied with by Public Company.

10.3 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for three years from the Closing Date.

ARTICLE XI
[INTENTIONALLY OMITTED]

ARTICLE XII
MISCELLANEOUS

12.1 Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1) If to Public Company:

Green Mountain Capital Inc.
551 Fifth Avenue
Suite 1625
New York, NY 10176
United States of America
Attn: Shmuel Shneibalg

(2) If to Private Company or the ITP Stockholders:

Internet Telecommunications Plc
46 Clerkenwell Close
London, EC1R OAT
United Kingdom
Attn: Company Secretary

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York and the federal laws of United States applicable therein, without giving effect to principles of conflicts of law.

12.3 Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

12.4 Waiver of any and all Rights to a Trial by Jury. All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial by jury in any action, proceeding, suit, counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in any way arising out of or otherwise relating to this Agreement or the transaction or the relationships established hereunder. All parties confirm that the foregoing waiver of a trial by jury is informed and freely made.

12.5 Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

12.6 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent,

and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

12.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Public Company, Private Company and the ITP Stockholders, in the case of a waiver, by the party waiving compliance.

12.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

12.9 Execution. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.11 Independent Representation. Each of the parties hereto further acknowledges and agrees that he or it, as the case may be, has been advised by counsel during the course of negotiations leading up to the execution and delivery of this Agreement and had significant input in the development of this Agreement. This Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

12.12 Publicity. No party may issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other parties or as provided under applicable Law.

12.13 Expenses. Except as otherwise set forth herein, the parties shall each bear their own respective expenses incurred in connection with this Agreement and the Closing.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this Share Exchange Agreement as of the date first above written.

PUBLIC COMPANY:

GREEN MOUNTAIN CAPITAL, INC.

By: ______________________
Name: Shmuel Shneibalg
Title: Chief Executive Officer, Chief Financial Officer, President, and Director

PRIVATE COMPANY:

INTERNET TELECOMMUNICATIONS PLC

By: ______________________
Name: Charles Yiasemis
Title: Chief Executive Officer

ITP STOCKHOLDERS:

on behalf ______________________
Demetris Charalambous

on behalf ______________________
Anastasia Pelekanou

on behalf ______________________
Petrula Demetriou

____
Steve Bingaman, on his own behalf and on behalf of his affiliates

EXHIBIT A

PUBLIC COMPANY BALANCE SHEET AT 31 DECEMBER 2005

EXHIBIT B

PUBLIC COMPANY LIST OF LIABILITIES